Jenkens & Gilchrist Parker Chapin LLP
                               Counsellors at Law
                              The Chrysler Building
                              405 Lexington Avenue
                               New York, NY 10174
                               Tel: (212) 704-6000
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                                 www.jenkens.com



December 21, 2004

Combined Opinion and Consent

Strategy International Insurance Group, Inc.
200 Yorkland Boulevard, Suite 200
Toronto, ON  M2J 5C1

Dear Sir or Madam:

Re:      Strategy International Insurance Group, Inc.

We have acted as counsel to Strategy International Insurance Group, Inc., a Texas corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 50,000 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), to be issued to Mr. Alexander Stewart ("Mr. Stewart") pursuant to a Debt Settlement Agreement dated December 15, 2004 (the "Agreement"), between Mr. Stewart and the Company.

In rendering the opinions expressed herein, we have examined the Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, and the minutes of a meeting of the board of directors of the Company held on December 17, 2004, authorizing the issuance of the Shares pursuant to the Agreement and the registration of the Shares on the Registration Statement. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. We have also examined a copy of the Agreement. In all of our examinations, we have assumed the accuracy of all information furnished to us and the genuineness of all documents and the conformity to original of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any other jurisdiction other than those of the State of New York, the Corporation Law of the State of Texas and the laws of the United States of America.

Strategy International Insurance Group, Inc.
Page 2
December 21, 2004


Based upon and subject to the foregoing, we are of the opinion that the Shares be issued pursuant to the Agreement will be, when issued, legally issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Yours very truly,



/s/  Jenkens & Gilchrist Parker Chaplin LLP
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JENKENS & GILCHRIST PARKER CHAPIN LLP